Exhibit 99.01

Investview, Inc. (‘‘INVU’’) Announces Restructuring of Incentive Equity Awards

Leadership team confirms confidence in Company outlook by surrender of outstanding share awards in favor of long-term option grants

Eatontown, NJ, June 27, 2022 — Investview, Inc. (OTCQB: INVU), a diversified financial technology company that through its subsidiaries and global distribution network provides financial technology, education tools, content, research, and management of digital asset technologies with a focus on Bitcoin mining and the new generation of digital assets, announced today an overall restructuring of the incentive equity awards previously granted to its senior leadership team. Under the restructuring, the Company’s senior management team and Board of Directors unanimously agreed to surrender and terminate an aggregate of approximately 288 million outstanding restricted shares in exchange for the issuance of approximately 360 million incentive options to purchase shares in the future at an exercise price of $.05 per share, or roughly a 66% premium over the closing price of the Company’s shares on Thursday, June 23, 2022. The exercise price and number of options into which the restricted shares were surrendered (based on an exchange ratio of 1.25 to 1) was established by an independent valuation firm engaged by the Company applying relevant valuation methodologies in a manner consistent with our recently completed annual audit. Of particular note, the shares issuable, if at all, upon exercise of the options, remain subject to the terms of the Company’s existing lock-up agreement through April 25th, 2025.

According to Victor M. Oviedo, Company Chief Executive Officer, the restructuring was essential so that we could, among others, accomplish three primary goals. First and foremost, the restructuring tightens the Company’s existing share capital by eliminating 288,333,334 million outstanding shares of company stock, (representing approximately an 11% reduction in the Company’s issued and outstanding shares effective June 24, 2022); second, it puts the Company in a better tax posture so as to avoid the future drain on the Company’s capital if and when called upon to pay withholding taxes upon the non-cash vesting of restricted shares; and third, it avoids the need for executives to disrupt the market with an influx of shares upon each vesting event, particularly if it required the waiver of existing lock-up agreements to which each member of the management team has agreed to. Of additional benefit to the Company, the exercise price of the options has been set at a 66% premium to the closing price on June 23, 2022. Thus, in order for the Executives to achieve in their option grants comparable value to the restricted shares surrendered, Investview’s market capitalization would have to grow to over $677 million (an increase of approximately $596 million from current market capitalization) or by roughly732%.

David B. Rothrock, Company Chairman, added, “The options were designed to incentivize future retention. Thus, the options are subject to annual vesting over a five-year period. For option awards to be fully-earned, Executives must remain with the Company for at least a five-year term. This creates the incentive for key Executives to continue to lead Investview’s management and to drive their performance as well as the performance of the Company over the long-term. This further aligns Leadership to focus its attention on key product and strategic initiatives and to make logical decisions that most impact Investview’s long-term growth and profitability. I believe this re-alignment through the stock conversion to options provides the long-term path for our Executive Management Team to dynamically allocate capital and talent to achieve the company’s short and long term goals for its existing operations but additionally allows, where appropriate, the implementation of new strategic and synergistic initiatives toward unlocking what we believe is significant pent-up shareholder value”.

About Investview, Inc.

Investview, Inc., a Nevada corporation (which we refer to as “we,” “us,” “our,” “Investview,” or the “Company”), a financial technology (FinTech) services company, operates several different businesses, including a Financial Education and Technology business that delivers a series of products and services involving financial education, digital assets and related technology, through a network of independent distributors; a Blockchain Technology and Crypto Mining Products and Services business including leading-edge research, development and FinTech services involving the management of digital asset technologies with a focus on Bitcoin mining and the new generation of digital assets; and a Brokerage and Financial Markets business that is currently in the early stages but plans to expand within the investment management and brokerage industries by commercializing on the proprietary trading platform we acquired in September 2021. For more information on Investview, please visit: www.investview.com.

Forward-Looking Statement

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “should,” “could,” “seek,” “intend,” “plan,” “goal,” “estimate,” “anticipate” or other comparable terms. These forward-looking statements are based on Investview’s current beliefs and assumptions and information currently available to Investview and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. More information on potential factors that could affect Investview’s financial results is included from time to time in Investview’s public reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the year-ended December 31, 2021, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The forward-looking statements made in this release speak only as of the date of this release, and Investview, Inc. (“INVU”) assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Investor Relations

Contact: Ralph R. Valvano

Phone Number: 732.889.4300

Email: pr@investview.com